Exhibit 99.1

VIASPACE Subsidiary Exercises Option for 100 Caltech and University of Southern California
Technology Patents, Enabling Company to Offer Patent Protection to OEMs That Will Use VIASPACE’s
Fuel Cell Cartridges

PASADENA, CA.—January 25, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has exercised an option and signed two license agreements with the California Institute of Technology (Caltech) and the University of Southern California (USC) for an extensive joint patent portfolio on direct organic fuel cell technology. Organic fuels include methanol, ethanol, formic acid, formaldehyde and others. Methanol is the most common fuel. Together, the two agreements grant DMFCC a worldwide license to 50 issued and 50 pending patents. These licenses should enable VIASPACE/DMFCC to offer patent protection to fuel cell manufacturers and OEMs that partner with DMFCC. In consideration for these licenses, DMFCC has issued 1,056,324 shares in DMFCC to Caltech and 1,056,324 shares to USC, which together represent 12% of the total outstanding equity of DMFCC. In addition, DMFCC has agreed to pay royalties under the licenses to USC and Caltech, as well as to a third party. DMFCC has also agreed to pay certain future patent expenses associated with the prosecution and maintenance of patent rights under the licenses.

The intellectual property portfolio licensed by DMFCC includes patents on the concept of the direct liquid organic fuel cell using a polymer electrolyte membrane (PEM) (including the direct methanol fuel cell), and on details of its construction, including alternative membranes, catalysts, electrodes, membrane electrode assemblies, fuel cell stacks, systems, water recovery, methanol sensors, methanol filters, and electrolysis of methanol to produce hydrogen. These patents cover much of the underlying technology and improvements related to direct methanol fuel cells, which should be needed by most fuel cell manufacturers and by OEMs that use fuel cells in their portable electronic devices. Patents have been issued in the US, Japan, Korea, Australia, Brazil, Canada, Europe, Israel and China. Additional patents are also pending in these countries.

Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC, commented, “We are delighted to have exercised our option from Caltech and USC to license these extremely valuable patents on fuel cells. We believe these patents will be necessary for any company developing direct methanol fuel cells using a polymer electrolyte membrane, the process being used by all the large commercial global electronic companies. DMFCC plans to work in partnership with fuel cell manufacturers and OEMs to provide them with patent protection under our umbrella, and to provide them with fuel cartridges to power their portable electronic devices.”

“Caltech is pleased that the direct methanol fuel cell is moving toward use by the public, and that DMFCC is working to develop the cartridge manufacturing infrastructure necessary for commercialization,” stated Larry Gilbert, Senior Director of Technology Transfer at Caltech.

The direct liquid organic fuel cell that uses a polymer electrolyte membrane (PEM) was jointly invented in 1992, and developed since then, by scientists at the NASA Jet Propulsion Laboratory (JPL) and at USC. The Jet Propulsion Laboratory is managed by Caltech for NASA. The JPL inventor team was led by Dr. Subbarao Surampudi and Dr. S. R. Narayanan. The USC team included Nobel Prize winner Professor George A. Olah, and Professor G. K. Surya Prakash.

With features such as cameras, music players and television being integrated into cell phones, and wireless Internet capability in every laptop, energy consumption is increasing, and device operating time becoming shorter. Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Direct methanol fuel cells are being developed for these applications by companies such as Toshiba, NEC, Hitachi, Panasonic and Sanyo in Japan, and by Samsung and LG in Korea.

DMFCC produces disposable methanol fuel cartridges that provide the energy source for laptop computers and other portable electronic devices that will be powered by direct methanol fuel cells

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, information and computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, or contact Investor Relations at (888) 359-9558, or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

About Caltech and the Jet Propulsion Laboratory (JPL):
The California Institute of Technology (Caltech) is a small private science and engineering university in Pasadena, California. It has 900 undergraduates, 1100 graduate students and 280 faculty members. The Jet Propulsion Laboratory, a NASA Center focusing on Space & Earth Science and Astrophysics, is managed by Caltech. See websites www.caltech.edu and www.jpl.nasa.gov.

About University of Southern California:
USC is a private research university founded in 1880 and located in Los Angeles. On two campuses are the College of Letters, Arts and Sciences, 17 professional schools and one of the largest teaching hospitals in the US. See www.usc.edu.
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” should,” “could,” “would,” “will,” “expect,” “plan,” “intend,” “predict,” “anticipate,” believe,” “estimate,” “potential,” “continue,” or the negative of such terms or other comparable terminology. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, there will not be a market for fuel cartridges if the OEMs fail to bring fuel cell powered devices into the marketplace. Such factors also include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

VIASPACE Inc.